Exhibit 2

AMENDMENT TO SUPPORT AGREEMENT

This AMENDMENT (this “Amendment”) to that certain Support Agreement, dated as of July 20, 2020, entered into by and among Majesco Limited, a public limited company domiciled in India (the “Principal Stockholder” or “Majesco Limited”), which is the majority shareholder of Majesco, a California corporation (the “Company”), the Company, Magic Intermediate, LLC, a Delaware limited liability company (“Parent”), and Magic Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) is entered into as of August 8 , 2020 (the “Execution Date”) by and among the Principal Stockholder, the Company, Parent and Merger Sub, each of whom are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

(A)	Parent, the Company and the Merger Sub, have, on July 20, 2020, entered into an Agreement and Plan of Merger. On the date hereof, the Company, Parent and Merger Sub entered into that certain Amended and Restated Agreement and Plan of Merger (as the same may be amended or otherwise modified in accordance with its terms after the date hereof, the “Merger Agreement”) in order to provide, among other things, for the Merger and the other Transactions (in each case, as defined in the Merger Agreement) (the “Proposed Transaction”).

(B)	To induce and as a condition to Parent and Merger Sub’s willingness to enter into the Merger Agreement, Principal Stockholder (in its capacity as such) agreed to enter into the Support Agreement to record the mutual understanding of the Parties in relation to the Proposed Transaction.

(C)	The board of directors of the Principal Stockholder through a resolution, dated as of July 20, 2020, unanimously (i) approved the Support Agreement and the Principal Stockholder Divestment pursuant to the Merger and (ii) resolved that notice has been issued through Postal Ballot Notice to the members of the Principal Stockholder for their approval to the Principal Stockholder Divestment pursuant to the Merger (such approval, the “Principal Stockholder Shareholder Approval”) in accordance with the (Indian) Companies Act, 2013.

(D)	The postal ballot notice, dated as of July 20, 2020 (the “Original Postal Ballot Notice”), was issued to the members of the Principal Stockholder by July 23, 2020. The voting period under the terms of the Original Postal Ballot Notice commenced on July 24, 2020 and is scheduled to end on August 22, 2020.

(E)	In order to record the revised understanding of the Parties in relation to certain terms and conditions of the Support Agreement as specified herein, the Parties are entering into this Amendment to amend the Support Agreement only to the extent set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Support Agreement and Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, and intending to be legally bound hereby, the Parties agree as follows:

1.	Except as specified otherwise herein, capitalized terms used but not specifically defined in this Amendment have the respective meanings ascribed to such terms in the Support Agreement.

2.	References to “meeting” in relation to Principal Stockholder and/or “Principal Stockholder Shareholder Meeting”, unless repugnant to the context thereof, includes electronic voting, postal ballot, postal ballot through electronic voting, physical meeting(s), virtual meeting(s), or any other mode of soliciting the approval of the members of Principal Stockholder in accordance with the provisions of the (Indian) Companies Act, 2013.

3.	Pursuant to Section 7(k) of the Support Agreement, the Parties hereby agree to the following amendments to the Support Agreement:

3.1.	Section 1(a) of the Support Agreement stands deleted and replaced in its entirety with the following:

Written Consent. The Principal Shareholder shall, on or prior to the date hereof, provide the Parent with a certified true copy of the resolution passed by the board of directors of the Principal Stockholder (such resolution, the “Principal Stockholder Board Resolution”) (i) approving this Agreement and the disinvestment of the Principal Stockholder’s entire share of the Company Common Stock (the “Principal Stockholder Divestment”) pursuant to the Merger and (ii) resolving to issue new notice through postal ballot (such notice, the “Postal Ballot Notice”) to the members of the Principal Stockholder for their approval of the Principal Stockholder Divestment pursuant to the Merger (such approval, the “Principal Stockholder Shareholder Approval”) in accordance with the (Indian) Companies Act, 2013.

The Original Postal Ballot Notice, dated as of July 20, 2020, was issued to all the members of the Principal Stockholder by July 23, 2020. The voting period under the terms of the Original Postal Ballot Notice commenced on July 24, 2020 and is scheduled to end on August 22, 2020.

The Principal Stockholder shall ensure that the Postal Ballot Notice is issued to each member of the Principal Stockholder no later than 9 pm Indian Standard Time on August 12, 2020.

The Principal Stockholder shall, within two (2) calendar days from the Execution Date, notify the Indian Stock Exchanges of the rescission/withdrawal by the Principal Stockholder of the Original Postal Ballot Notice to the extent the items in the Original Postal Ballot Notice form the subject matter of (a) this Amendment, and (b) the Merger Agreement, and issue a copy of such notification to the Parties.

If the Principal Stockholder obtains the Principal Stockholder Shareholder Approval pursuant to and in accordance with the Postal Ballot Notice, Principal Stockholder shall, (i) immediately, and in no event later than 24 (twenty-four) hours of such receipt, notify the stock exchanges in India of the Principal Stockholder Shareholder Approval and (ii) in accordance with the CCC, deliver the Written Consent in the Form attached as Exhibit A hereto within one (1) Business Day following the publication through the stock exchange in India of the voting results of the shareholders’ resolution pursuant to the Postal Ballot Notice.

In the event of any amendment to the terms or conditions of the Proposed Transaction, the board of directors of the Principal Stockholder shall take on record the amended terms or conditions of the Proposed Transaction, and issue a notification to the Indian stock exchanges no later than 24 (twenty-four) hours of the execution of such amendment by the applicable Parties.

3.2.	Section 3(a) of the Support Agreement stands deleted and replaced in its entirety with the following:

Principal Stockholder hereby agrees to undertake, in accordance with applicable Law and Principal Stockholder’s organizational and formation documents, all actions necessary to (i) notify the Parties immediately, and in no event later than 9 pm Indian Standard Time on September 13, 2020, of the result of the votes of its shareholders pursuant to the Postal Ballot Notice and (ii) provide to its shareholders and the applicable Indian stock exchanges all communications that are required or advisable under applicable Law, in each case promptly and, in any event, within the time periods (if any) required under applicable Law and Principal Stockholder’s organizational and formation documents.

3.3.	The following is hereby added as the new Section 3(k) of the Support Agreement:

RBI Consent.  The Principal Stockholder shall, and shall cause its Representatives to use their respective reasonable best efforts to, obtain the RBI Consent as promptly as possible following the date hereof.

4.	Except as set forth in this Amendment, no other provision of the Support Agreement shall be deemed to have been amended or modified in any manner by this Amendment. This Amendment shall be deemed to form part of and be incorporated into the Support Agreement with effect from the Execution Date.

5.	This Amendment shall form an integral part of the Support Agreement and any reference to the Support Agreement shall mean a reference to the Support Agreement as amended pursuant to this Amendment.

6.	Section 7 (Miscellaneous) of the Support Agreement is deemed to be incorporated into this Amendment by reference and shall apply hereto mutatis mutandis.

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Principal Stockholder have caused this Amendment to be duly executed as of the day and year first above written.

PARENT:

MAGIC INTERMEDIATE, LLC

/s/ A.J. Rohde
Name: A.J. Rohde
Title: President and Assistant Secretary

MERGER SUB:

MAGIC MERGER SUB, INC.

/s/ A.J. Rohde
Name: A.J. Rohde
Title: President and Assistant Secretary

[Signature Page to Amendment]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Principal Stockholder have caused this Amendment to be duly executed as of the day and year first above written.

PRINCIPAL STOCKHOLDER:

MAJESCO LIMITED

/s/ Farid Kazani
Name: Farid Kazani
Title: Managing Director

[Signature Page to Amendment]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Principal Stockholder have caused this Amendment to be duly executed as of the day and year first above written.

COMPANY:

MAJESCO

/s/ Adam Elster
Name: Adam Elster
Title: Chief Executive Officer

[Signature Page to Amendment]